Exhibit 99.1

FOR IMMEDIATE RELEASE

Department of Defense Awards Cleveland BioLabs a $9.2 Million
Contract for Advanced Development of Entolimod as a Medical
Radiation Countermeasure

Pre-Emergency Use Authorization Dossier under Review with FDA

Buffalo, NY – September 2, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that the Department of Defense (DoD) office of Congressionally Directed Medical Research Programs (CDMRP) Joint Warfighter Medical Research Program (JWMRP) has awarded CBLI a contract valued at up to $9.2 million to support further development of entolimod as a medical radiation countermeasure. Entolimod is a novel, broad-spectrum investigational drug being developed to mitigate the life-threatening consequences of a radiological attack.

The Company has submitted an application for pre-Emergency Use Authorization (pre-EUA) to the Food and Drug Administration (FDA) in support of use of entolimod as a medical radiation countermeasure. Pre-EUA is the regulatory path through which the FDA determines that certain unapproved medical products may be used in an emergency when there are no adequate, approved, and available alternatives.  Products with pre-EUA status can be purchased by certain US government stakeholders for stockpiling in the event of a disaster.

The DoD contract will fund pivotal animal studies designed to support future submission of a Biologics License Application (BLA) for entolimod for reducing the risk of death following exposure to potentially lethal irradiation occurring as the result of a radiation disaster. BLA approval, if received, would be the final step necessary to reach full marketing authorization.

Yakov Kogan, Ph.D., Chief Executive Officer for Cleveland BioLabs, stated, “We are excited to continue our work to advance development of entolimod towards full licensure. We believe entolimod, if approved, will offer a highly effective solution for protecting our nation’s military personnel and civilians from the potentially deadly effects of radiation.”

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company developing novel approaches to activate the immune system and address serious medical needs. The company’s proprietary platform of Toll-like immune receptor activators has applications in radiation mitigation, oncology immunotherapy, and vaccines. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as an immunotherapy for oncology and other indications. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and a joint venture with OJSC Rusnano, Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the potential that the Company is unable to successfully negotiate the funding of entolimod with the DoD or that the DoD will decline to provide funding due to lack of funds or other reasons; the potential for the loss of funding from the Company’s research and development grants and contracts, including the contract that is the subject of this press release, and its ability to win additional funding under such grants and contracts; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s inability to obtain regulatory approval of a pre-EUA or BLA filing in a timely manner or at all; the Company’s failure to successfully and timely develop new products; the Company’s collaborative relationships and the financial risks related thereto; the Company’s ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company’s ability to comply with various safety, environmental and other governmental regulations; the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the Company’s need for substantial additional financing to meet its business objectives;. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine

Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com